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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 3 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 21, 1997 relating to the financial statements and the financial highlights appearing in the December 31, 1996 Annual Report to Shareholders of New England Fund Equity Income Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Independent Accountants" in such Prospectus and to the reference to us under the heading "Financial Statements" in the Statement of Additional Information.



/s/ Price Waterhouse LLP
Price Waterhouse LLP
Boston, Massachusetts
June 5, 1997